Exhibit 10.6

CONFIDENTIAL SETTLEMENT AGREEMENT

This Confidential Settlement Agreement (“Agreement”) is made and entered into as of March 8, 2024 by and between Getaround, Inc. (“Getaround”), on the one hand, and Broadspire Services, Inc. (“Broadspire”), on the other hand. Getaround and Broadspire may be referred to in this Agreement collectively as the “Parties,” or individually as a “Party.” This Agreement is effective as of the date it has been signed by both Parties.

WHEREAS, Getaround is an app-based peer-to-peer vehicle rental marketplace that allows drivers to rent cars from private car owners for payment;

WHEREAS, Broadspire provides third-party administrator (“TPA”) and claims services for automobile liability, property damage, and personal injury claims;

WHEREAS, between April 1, 2018 and March 31, 2020, Broadspire provided TPA and claims services for more than 3,100 automobile liability, property damage, and/or personal injury claims referred to Broadspire by Getaround;

WHEREAS, on March 5, 2021, Getaround filed a lawsuit against Broadspire captioned Getaround, Inc. v. Broadspire Services, Inc., Case No. 21-CGC-590022, in San Francisco Superior Court (the “Action”). In the Action, Getaround asserted causes of action for professional negligence, breach of implied contract, and breach of the implied covenant of good faith and fair dealing concerning the TPA and claims services that Broadspire provided for Getaround between April 2018 and March 2020;

WHEREAS, on April 29, 2021, Broadspire filed a Cross-Complaint against Getaround asserting several claims concerning Getaround’s lack of payment to Broadspire beginning in October 2019, including breach of implied contract, unjust enrichment, and quantum meruit;

WHEREAS, without admitting, and expressly denying any liability whatsoever, Getaround and Broadspire now wish to settle any and all claims arising out of the Action, including those causes of action specifically identified above, subject to the terms and conditions of this Agreement;

WHEREAS, on February 22, 2024, pursuant to California Code of Civil Procedure section 664.6(a), Getaround and Broadspire orally agreed to material settlement terms in a proceeding held before the presiding trial judge in the Action, Hon. Garrett L. Wong, subject to the Court’s retention of jurisdiction to enforce those settlement terms until they are fully performed; and

WHEREAS, Getaround and Broadspire now wish to further document the settlement orally agreed to on February 22, 2024,

NOW, THEREFORE, in consideration of the foregoing promises and the promises set forth below, and incorporating the recitals set out above, the Parties agree as follows:

1.
Payment by Broadspire
1.1.
Broadspire agrees to pay Getaround the sum of Fifteen Million and 0/100 Dollars ($15,000,000.00, herein the “Settlement Payment”) by March 14, 2024.
1.2.
The Settlement Payment shall be made on behalf of Broadspire by wire transfer to Getaround’s counsel, Covington & Burling LLP, using the following wire transfer instructions:

Bank Name: Citibank, N.A.

Account Name: Covington & Burling LLP

Account Number: 200110393

ABA Number: 321171184

SWIFT Code: CITIUS33XXX

Matter Number: 045768.00001

2.
Dismissal of Entire Action
2.1.
Within 5 days of the receipt of the Settlement Payment by Getaround’s counsel,

Page 2 of NUMPAGES 13

the Parties shall file with the Court a request for dismissal of the entire Action with prejudice. The Parties shall cooperate in preparing and filing that request for dismissal.
2.2.
Getaround and Broadspire will each bear their own attorneys’ fees and costs in the Action as against the other.
3.
Releases
3.1.
In exchange for the consideration reflected in this Agreement, and upon Getaround’s receipt of the Settlement Payment, the Parties hereby release and forever discharge each other and their respective affiliates, parents, subsidiaries, predecessors, successors, managing agents, agents, officers, directors, employees, attorneys, shareholders, partners, members, insurers, reinsurers, representatives, heirs, beneficiaries, and assigns, and any person acting on his, her, its, or their behalf, from any and all claims, actions, causes of action, payments, rights, or obligations, whether known or unknown, whether contingent or liquidated, of every kind, nature and description that the Parties now have or may have against each other arising out of or related to: (a) the Action; (b) the causes of action asserted in Getaround’s Complaint in the Action and any amendments thereto; (c) the causes of action asserted in Broadspire’s Cross-Complaint in the Action and any amendments thereto; (d) the TPA and claim services provided by Broadspire to Getaround between April 2018 and March 2020; and (e) Getaround’s payments to Broadspire for such TPA and claim services (the “Released Matters”).
3.2.
Except for any obligations imposed by this Agreement, the Parties intend that this Agreement shall be effective as a full and final release of the Released Matters. The Parties knowingly and voluntarily waive, to the fullest extent permitted by law, the provisions, rights, and benefits of any federal law or the law of any state or territory or common law that would in any way limit the application of the releases to known or suspected claims (“Unknown Rights”).

Page 3 of NUMPAGES 13

The Parties expressly waive any rights they may have under applicable law that would otherwise preclude the release of Unknown Rights.
3.3.
In making the releases in Paragraph 3.1, the Parties expressly waive any and all rights under any applicable statutes or common law principles of similar substance and effect including, but not limited to, California Civil Code section 1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her must have materially affected his or her settlement with the debtor or released party.

The Parties acknowledge that they may later discover facts different from, or in addition to, those that they now know or believe to be true with respect to the claims released in Paragraph 3.1 above. The Parties agree that this Agreement will remain effective in all respects notwithstanding such different or additional facts or their discovery.

4.
No Admission of Liability

The Parties expressly acknowledge and agree that the execution of this Agreement is not to be construed as an admission of liability, wrongdoing, or obligation on the part of Getaround or Broadspire. The Parties further acknowledge that entry into this Agreement shall not have any precedential value in the Action or any other judicial or administrative proceeding.

5.
Confidentiality
5.1.
The Parties shall not disclose the provisions of this Agreement, the negotiations leading to it, and the communications generated pursuant to it to any other person, corporation, or other entity, except: (a) to the extent that such disclosure may be required by the operation of law, regulation, subpoena, or court order, including such disclosures as may be necessary to comply with federal or state securities laws such as the Securities Exchange Act or financial or regulatory requirements; (b) as necessary and in confidence to the officers, directors, employees,

Page 4 of NUMPAGES 13

financial and tax advisors, accountants, auditors, attorneys, lenders, bond trustees, regulators, and insurers (including excess insurers) of either Party; (c) to the legal counsel of either Party; (d) to the extent that other disclosures may be mutually agreed upon and consented to in writing among the Parties; or (e) as reasonably necessary to enforce or defend either Party’s rights under this Agreement.
5.2.
In the event a Party is required to disclose in any judicial or administrative action (other than between the Parties) information made confidential by Paragraph 5.1, then such disclosing Party shall promptly send written notification to the other Party via the recipients designated in Paragraph 13 of this Agreement, and shall also, to the extent permitted by law, use its reasonable efforts to preserve the confidentiality of the Agreement under an existing protective order or confidentiality stipulation. The other Party may, at its sole expense, seek an appropriate protective order if one does not already exist.
5.3.
In the event a Party is required to disclose information made confidential by Paragraph 5.1, then Paragraph 5.1 will remain in full force and effect, and the disclosing Party shall not make further comment or otherwise disclose to the public or media regarding the information made confidential by Paragraph 5.1, except to the extent required by law.
6.
Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of California, regardless of choice of law principles.

7.
Severability

In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be severed from this

Page 5 of NUMPAGES 13

Agreement and the remaining parts hereof shall remain in full force and effect as though such portion had never been part of this Agreement.

8.
Successors and Assigns

This Agreement, including the releases contained herein, shall bind and inure to the benefit of the Parties and their respective agents, insurers, representatives, attorneys, affiliated entities, successors, beneficiaries, heirs, and assigns.

9.
Entire Agreement
9.1.
This Agreement represents the entire agreement between the Parties hereto and supersedes all prior negotiations, representations, or agreements between the Parties, either written or oral, on the subject hereof, including terms orally agreed to before Judge Wong on February 22, 2024.
9.2.
This Agreement may be amended only by written instrument designated as an amendment to this Agreement and executed by the Parties.
10.
Parties Represented

Each Party has been advised and represented by counsel in connection with the negotiation and preparation of this Agreement. Each Party shall be deemed a co-author for purposes of the Agreement’s construction, and the Agreement shall not be construed for or against any Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Party.

11.
No Assignments

The Parties represent and warrant that no other persons or entities have or have had any interest in the claims, demands, allegations, or causes of action referred to in this Agreement, and

Page 6 of NUMPAGES 13

that the Parties have not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of the matters released herein.

12.
Warranty of Capacity to Execute Agreement

The Parties represent and warrant that they have the right and authority to execute this Agreement, subject to the qualifications, limitations, statements, and representations made in the recitals above.

13.
Notice

All notices to be sent or information to be provided under this Agreement shall be sent to the following recipients:

A.
GETAROUND

Darren Teshima

Covington & Burling LLP

Salesforce Tower

415 Mission Street, Suite 5400

San Francisco, CA 94105

dteshima@cov.com

Spencer Jackson

General Counsel

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

spencer@getaround.com

B.
BROADSPIRE

Jennifer Cooper
Baker, Donelson, Bearman,

Caldwell, & Berkowitz, P.C.

Monarch Plaza, Suite 1600

3414 Peachtree Road, N.E.

Atlanta, GA 30326

jcooper@bakerdonelson.com

Tami Stevenson

General Counsel

Page 7 of NUMPAGES 13

Crawford & Company

5335 Triangle Parkway

Peachtree Corners, GA 30092

tstevens@us.crawco.com

14.
Signatures

This Agreement may be signed in counterparts. Copies of original signatures, signatures received as email attachments, and facsimile signatures shall be accepted and deemed as originals.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth opposite their respective signatures.

GETAROUND, INC.

Dated: 3/9/2024 /s/ Spencer Jackson

By Its Authorized Representative

Name: Spencer Jackson

Title: General Counsel

BROADSPIRE SERVICES, INC.

Dated: 3/10/2024 /s/ Tami Stevenson

By Its Authorized Representative

Name: Tami Stevenson

Title: Senior Vice President

Page 8 of NUMPAGES 13